Exhibit 99.1

C O R P O R A T E    P A R T I C I P A N T S

Jeff Stanlis, Vice President, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman & Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Park City Group Fiscal Third Quarter 2021 Earnings Call.

It is now my pleasure to introduce your host, Jeff Stanlis, with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for Park City Group's Fiscal third quarter earnings conferencee call.

Hosting the call today are Randy Fields, Park City Group's CEO and Chairman; and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group Management are subject to risks and uncertainties, which could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release over viewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I'd now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Q3 was another strong quarter for the Company. We continued our focus on growing our recurring revenue, expanded our product offerings, delivered solid profitability and drove cash. Highlights for the quarter ended March 31 are as follows.

Recurring revenue for our SaaS business, which includes compliance and supply chain, was up 13% to $4.57 million. Marketplace revenue grew 225% to $1.45 million. With across the board growth, revenue increased 30% to $6.02 million. SG&A expenses increased 11% against the 30% revenue growth. Net income increased 184%. Year-to-date cash from operations surpassed $3.35 million, and our balance sheet remains strong with $23.2 million or approximately $1.19 per share in cash.

The bottom line is we have built a scalable, profitable and growing business made up of two components, a recurring SaaS business and a transactional marketplace business. We continue to drive both components with a modest SG&A cost structure, which enables us to grow our bottom line faster than our top line.

After two years of transitioning from significant lumpy onetime revenue in our mix, our software business is effectively all recurring. Simply put, it is comprised of various food safety compliance and supply chain modules sold on a monthly subscription basis. While we solve complex business problems, our business is relatively straightforward.

Let me take a minute to add some clarity on how Management views the business and perhaps help you develop a line of sight on how we may look going forward. With our third quarter Fiscal 2021 results reflecting $4.5 million in recurring revenue, we internally assign that run rate as our base in the software business out for the next four quarters. Therefore, our next 12 months of base recurring revenue is $18 million, assuming no additional growth.

As we have experienced a very low customer attrition and we are effectively at 100% recurring revenue, and we have a sales team compensated on growing recurring revenue to our base, our SaaS revenue is highly predictable going forward. This line of sight sets a goal, a 10% to 20% year growth rate. Conversely, before the transition from license to SaaS, our recurring revenue was less than $13 million per annum and top line revenue was highly dependent on generating $5 million to $7 million a year in one time license or services.

Predictability on revenue, spending and bottom line was a challenge to say the least. Over the last several years, our recurring revenue has grown from about $13 million to about $18 million on a run rate basis, not bad. To get a sense of what Management's goals are, you can compound that $18 million run rate at the lower end goal of 10% for the next few years.

I believe it is important to point out we are not a quarterly-driven Company. Why? As we have seasonal customers that may only need our services for three to six months for the summer or during the holiday season, not a lot, but it's impactful. That affects quarterly subscription revenue. Our sales staff is paid on collections so that impacts timing of expenses. Then there is non-cash items like depreciation, stock comp and other accounting items that may create timing differences. These are a few examples.

When we talk about goals, they are annual goals, some quarters higher, some lower. You, our Investors, ask how we can make the business easier to understand and model. Now you have a line of sight.

What about profitability and cash? Since we operate our fixed costs on a modest spend, roughly $12 million per annum in cash and we see the $18 million in recurring revenue, it's relatively straightforward to plan our software bottom line expenses and cash flow. As I said before, about $0.80 to $0.85 of any incremental revenue over the $12 million base of the software business falls to the bottom line. As we know our fixed costs, we are able to support higher revenues without meaningful increases to our SG&A line. This is not fuzzy math. The proof is in the numbers.

Let's talk marketplace for a moment. As Randy and I have said in prior calls, marketplace may or may not have its place in the Company portfolio long term. We are certainly not there yet. In the meantime, it is transactional revenue albeit highly unpredictable, it does fill a customer demand and roughly provides a 10% contribution margin. It's not the software business at north of 80% margin, but it does meet a customer demand despite its long term uncertainty and lower margin.

Marketplace case in point. During fiscal 2021 as COVID-19 disrupted supply chains and generated shortages of products around the globe, our ability to source hard to find items within our network of 25,000 plus customers resulted in an unprecedented demand for personal protection equipment or PPE. These products included nitrile gloves, N95 masks, freezers, telecommunication devices and other emergency management equipment. Our customers demanded it and we delivered through marketplace.

While marketplace revenue is at a lower gross margin than our SaaS revenue, it provides incremental revenue, profitability and cash flow to the Company. While we have experienced a significant increase in marketplace revenue from PPE during fiscal 2021, it is uncertain whether demand for PPE will continue at what level in the future as the pandemic begins to abate. At this point, it's anyone's guess.

Given this uncertainty, we are evaluating options, which may include a subscription-based membership to the marketplace network, similar to an Amazon Prime. Buyers and sellers would pay a recurring membership fee to have access to the network. Should buyer and seller transact business on the marketplace platform, charge a fee on that transaction.

While the pandemic has extended the sale cycle, the 30% growth in the quarter demonstrates that our customers are increasingly focused on both our software and our marketplace solutions. The pandemic also spotlighted the importance of more effectively managing the supply chain and customer compliance. Customers suffered from severe shortages and out of stock situations, leading to missed revenue opportunities and pushing customers to online retailers. As a result, we believe there is significant pent up demand for our software solutions as things begin to normalize.

As I said before, we have less than 5% penetration with our existing customers. Farming our own customer network remains top priority for opportunity. We can significantly grow our software business just by farming their existing network.

To summarize, we have a combination of solutions that enables customers to be compliant, provide more actionable visibility into their supply chain, replace vendors and source hard to find items. More now than ever before, we are an important resource for our customers, simultaneously driving Company revenue growth, profitability and cash.

Turning to the quarterly numbers, Fiscal Year 2021 third quarter revenue was $6.02 million, up 30% from $4.63 million in the same quarter last year. The increase in total top line revenue reflects growth in both our recurring software business and marketplace, up 13% and 225%, respectively. Total operating expenses increased 20.7% from $4.4 million in Q3 2020 to $5.3 million in Q3 2021. The increase in total operating expenses reflects largely a $1.3 million increase in cost of goods sold associated with higher marketplace revenue.

Sales and marketing expenses decreased from $1.7 million in Q3 2020 to $1.2 million in Q3 2021. This 30.2% decrease was the result of lower sales travel, trade shows and cost reductions, partially offset by higher commissions due to higher revenue.

G&A costs increased modestly from $1.2 million in Q3 2020 to $1.3 million in Q3 2021. This was primarily the result of an increase in higher liability insurance costs and an increase in the reserve for doubtful accounts. While we have not experienced a significant customer default, we believe it is prudent to increase our reserves given some delayed payments we have received.

For the third quarter of Fiscal 2021, GAAP net income was $773,000 or 12.8% of revenue versus $272,000 or 5.9% of revenue. Net income to common Shareholders was $627,000, or $0.03 per common share versus $125,000 or $0.01 per common share in the same period of Fiscal 2020.

Turning to the year-to-date numbers, for the nine months ended March 31, 2021, total revenue was $16.42 million compared to $14.27 million for the same period of Fiscal 2020. This 15% increase in top line revenue is due to both subscription revenue and marketplace revenue growth. Year-to-date recurring revenue growth in the software business was 8%. Marketplace year-to-date growth was 95%.

Cost of services and product support was $6.7 million and $4.6 million for the nine months ended March 31, 2021 and 2020 respectively, a 45% increase. This increase is primarily the result of higher costs associated to marketplace and the sales of PPE, and to a lesser extent, cost to boost our IT security, update licensing and other database systems. While we have experienced a significant increase in marketplace revenue and cost during the pandemic due to demand in PPE, it is unclear what level of ongoing marketplace costs we may experience as the pandemic begins to abate.

Sales and marketing expenses was $3.6 million and $4.5 million for the nine months ended March 31, 2021 and 2020, respectively, a 19% decrease. The decrease is due to a reduction in trade show expense, lower overall sales and marketing expenses, particularly travel expense.

G&A expense was $3.6 million and $3.5 million for the nine months ended March 31, 2021 and 2020, respectively, a 1% increase. G&A expense increased year-over-year due to an increase in bad debt expense and higher insurance costs. These increases were partially offset by lower general overhead due to cost cutting measures and natural reductions due to our work from home status since April of 2020.

For the nine months ended March 31, 2021, GAAP net income was $2.95 million compared to $1.11 million for the same period in Fiscal 2020. This 164% increase in net income is due to an increase in total revenue and lower SG&A expenses. Year-to-date in Fiscal 2021, net income to common Shareholders was $2.5 million or $0.13 per common share compared to $674,000 or $0.03 per common share for the same period in 2020.

Turning now to cash flow and cash balances. For Fiscal Year 2021, we generated cash from operations of $3.4 million compared to $2.3 million in the prior year period, an increase of 48%. Total cash at March 31, 2021 was $23.2 million compared to $20.3 million at the end of Fiscal Year 2020, a 14% increase. Total cash at March 31, 2021 was $23.2 million compared to $17.9 million at the same period in 2020, an increase of 30%.

With respect to our stock buyback program, as we said during the height of the COVID pandemic, we made the prudent decision to halt our buyback program. In our March 31, 2021 quarter, we decided to recommence the program. Subject to NASDAQ rules, we purchased 84,000 shares of common stock for a total of $508,000 during the March 31, 2021 quarter. As our business and its current and future cash flows have increased their visibility in light of it, the Board has decided to increase the size of our buyback, moving their commitment from $4 million to now $6 million. We believe our stock, given the predictability of business, continues to be a very, very good investment for us.

Thanks, everyone, for your time today. At this time, I will pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

To repeat, remember that our plan from a couple of years ago included the following: reduced onetime revenue in our software business, drive profitability, GAAP profit, not imaginary non-GAAP profits, and grow cash. Here we are. Virtually no onetime revenue in our software business, millions in onetime revenue replaced with recurring revenue and much more cash. The result is improved visibility as well as strong GAAP profitability and cash flow.

We've now reached sufficient scale with a very modest fixed cost base that clearly positions us for sustainable and growing profitability. You saw that this quarter as our net income more than doubled, in fact, nearly tripled on the 30% revenue growth. Now you know our focus, profitability and cash generation. We're an earnings company today.

Once again, let me remind you, we're not a quarterly company. Our trends will be growth in annual revenue that we can be proud of and simultaneously much faster growth of earnings and cash flow. The pandemic continues to impact our business, but perhaps not in the way you might think. While the sales cycle for our compliance and supply chain solutions has been elongated, this has been offset by urgent demand from our marketplace offering as customers struggled to find hard-to-find products.

While customers are putting out fires, which is the reason for the elongated sales cycle, they are certainly well aware of the sourcing and supply chain challenges that impacted their business over the last year or so. This is driving increased interest in our SaaS offerings, including our new out-of-stock solution. They may have to extinguish fires but they now know more than ever that they do, in fact, actually need us and our solutions.

We've added some exciting new modules of functionality. This is the three legs of our stool. Our marketplace supply chain and compliance offerings are proven and certainly at scale, although we continue to have very significant growth opportunities within our existing customer base, in other words, in most cases, even with an existing product, we're not yet fully deployed. That means more revenue ahead for us.

We've added an out-of-stock solution module of our supply chain offering, which helps retailers identify shortages and address stocking issues in advance of their occurring. We've entered the quality management space with a proprietary smartphone app that enables retail trading partners to automatically monitor their internal safety quality record keeping easily, accurately, and frankly, affordably.

Most recently, and this is important, we announced the formation of a Food Traceability Leadership Consortium or as we call it, the FTLC, to help food retail industry leaders collaborate on the development of a low cost, easy-to-use food tracing technology. The consortium is an invitation-only group of food retailers, wholesalers and select suppliers. The goal is to establish industry standards, best practices and to develop a technological solution to address the most recently proposed FDA food traceability regulations.

Essentially, we're working with leading companies and thinkers in the industry to develop a system that achieves the FDA's new proposed requirement in an economic fashion. This effort could be very important to the industry and therefore, for us. More about this as time goes on.

In the meantime, we have built the largest database of compliant suppliers. In fact, likely the largest database of food industry suppliers, period. We've proven our importance to our customers. We are helping them navigate in these unprecedented times. Our marketplace solution has helped them secure products from vetted suppliers when others have been unable to provide products at all, and our out-of-stock solution has helped many customers keep their products on the shelf. We are leveraging our leadership position in each of these areas to add even more capabilities to address the evolving needs of our customers. The goal, therefore, is to make us inherently more valuable and important to them. We offer an end-to-end supply chain solution for our customers, enabling them to source suppliers, vet suppliers and then transact business all in one complementary solution. I don't know of another supply chain company that does all of this.

Now, to that basic end-to-end supply chain capability and the fact that it's currently in place, we're going to focus on adding new modules, think of it as new capabilities, and therefore more revenue per customer, simple. We're just beginning to approach our customers in this way. The sales and operational leverage that the strategy provides is already apparent in our numbers, and way more to come.

Today, we enjoy a highly visible SaaS revenue stream, which more than covers our fixed costs and enables consistent, we call it, structural profitability, and simultaneously, we have the strongest balance sheet in our history.

Over the last three years, we have grown cash at just under a 20% CAGR, while simultaneously buying back $3 million in stock. We replaced millions of onetime revenue so that our recurring revenue has grown from about $13 million to an $18 million annual run rate in that same period of time. We're certainly very proud of those accomplishments.

Our focus now is working to expand our customer relationships and the related and associated obvious revenue per customer. We're doing it in two ways. First, by adding additional modules to our existing applications, more solutions to the same customers, further integrating this into their operations. The out-of-stock offering is an example of this. Our quality management services offering is another example.

Then secondly, we want to cross sell different application suites increasing the monthly revenue again from each of our customers and adding important incremental value. As John said, we penetrated less than 5% of our existing customer base.

In terms of our successes in our cross selling, we actually have an excellent example that we can share. One of our largest compliance customers early this calendar year hired us for our out-of-stock management system. They actually did that because, in their experience, our work and compliance management was exemplary. They actually have touted our capabilities to others.

It was not very difficult to go from, we're really good at this, to, you ought to try that, and that's what we did. The result, we're now exceeding both ours, and more importantly, their expectations of our success in both compliance management and now supply chain. Wow, home run. Sales up, out of stock is down by large double digits. Some of the suppliers participating in this are already talking to us about taking us to additional retailers, exactly what we want to do more of.

The interim marketplace continues to be an important platform during the pandemic. It remains incredibly hard to find trustworthy, compliant, vetted suppliers, especially for the things that are in short supply, like PPE, personal protection equipment, et cetera. Marketplace has solved many of these challenges, contributing significant transactional revenue to our top line this quarter. This contributed to revenue growth for us in the quarter. But as the pandemic abates and focus returns to our subscription offerings that we provide, we expect marketplace revenue growth to moderate and our business will shift back, to a greater extent, on our recurring software offerings.

But while that's happening, we would expect our net income to continue to grow. We've said many times, our profit growth is untethered from the growth of marketplace. To be sure, we've experienced a significant increase in our marketplace revenue for PPE during the height of COVID-19, but it's certainly unclear what level of marketplace demand for PPE, et cetera, we may experience as the pandemic abates.

The industry dynamics that serve us long term, secular catalysts for us, have not changed at all. If anything, they've been reinforced. Consumers are far more concerned with problems that our supply chain business solves, such as out-of-stocks. Simultaneously, the FDA is moving deeper into regulating the flow of good food, now mandating track and trace for the first time. These are both right in our wheelhouse.

Our annual run rate of recurring revenue is, we believe, going to grow within our targeted range of 10% to 20% this year, and our expected exit rate this June nearly locks in our growth goal for next year. As we look out, we feel very comfortable with the growth in revenue and even faster growth in the bottom line that we can see.

In summary, we're in an excellent position with very strong recurring revenue, synergistic transactional revenue, consistent profitability and a strong balance sheet. We expect to be able to grow our top line while expanding our bottom line at a more rapid rate. We will generate sufficient cash to both add to our balance sheet and continue our stock buyback program. The job of replacing millions in onetime revenue with recurring revenue is complete. We’ve virtually no onetime revenue in our software business as of now. The growth rate of recurring that replaced the onetime revenue remains, so that we anticipate being a much larger company over the next few years.

As John discussed, a key component of our shift to recurring revenue is greater predictability. Our Shareholders asked us for greater visibility into our results and expressed the desire to more effectively model our business. As Managers, we also wanted more predictability. We're now there. Our business is now dominated by our recurring revenue stream and provides annual line of sight to our results.

Today, we have a run rate of about $18 million of recurring revenue, up from $13 million just a few years ago. This is a baseline. As we begin Fiscal 2022 in July of this year with recurring revenue of $18 million, we expect to grow our recurring revenue by 10% to 20% each year compounded. Our cash expenses are about $12 million annually, increasing slightly as we grow due to higher sales and marketing costs like commissions, et cetera.

It's fair to think of an $18 million recurring revenue business growing at 10% per year compounded rate that has a relatively fixed cost structure, cash base of about $12 million. As John mentioned, 80% of the revenue over that fixed cost base becomes income and cash. Now you can run your own numbers. Going forward, some quarters will be above this trend, some below, some costs will be lumpy. But year in and year out, this is our goal, grow our top line at this predictable rate, grow our bottom line at a much faster rate, drive cash.

We hope and we believe the market will reward us for this predictable earnings growth rate. Shareholders expressed the desire to more effectively model this and have better line of sight. Now you have it. Our model is now very simple, very straightforward and frankly, very compelling. You can see that in the numbers we reported today.

With that, I'd like to now open up the call for questions. Operator?

Operator

The first question comes from Tom Forte with D.A. Davidson. Please go ahead.

Tom Forte

Great, thanks.

Randy and John, I have three questions, one at a time. The first question I have is you talked about still facing an elongated sales cycle. I wanted to know if there's a difference as far as the current state of your customer distraction in U.S. markets that have reopened faster, such as Florida and Texas versus the rest of the U.S.?

Randy Fields

Well, that's an interesting question. What we're seeing so far is that the industry is just waking up. In other words, without any geographical limitations, we are seeing more interest, more conversations. It's not fair to say things are back to normal, whatever that is from 18 months ago. But it is fair to say that it's easier to get to people, we're more deeply engaged, more projects are looking like they're getting scheduled and now it's showing up in our revenues.

I don't think we can say with any certitude that it's a function of the states that are opening up so much as remember, supermarkets have been open and doing incredible business really for the last period of time during COVID. It's just that they were distracted trying to keep product on the shelf.

Second question?

Tom Forte

My second question, so I wanted to talk about your build versus buy strategy as it pertains to products and services you're offering and potential M&A, including geographic expansion.

Randy Fields

Okay, another good question. As a rule, we prefer to build things because we have a proprietary development environment and a fabulous team of people, world class, that have been with us for many, many years. It's pretty easy for us to add to our existing platform additional functionality. Overall, we're inclined to do it. However, we are—and our cash position allows us to be interested in M&A activity.

We do look at those things that are presented to us. The most interesting opportunities are companies that are likely in a different industry, not retail food than we are in, so we could take our platform with people who are experienced into other vertical markets. Absolutely, we do look at M&A, but there's nothing that is hot at the moment.

Tom Forte

Excellent, third and final question, Randy. When I think about your now steady revenue and your cash flow generation, I'm curious what your thoughts are on potentially considering a private equity sell—selling to a private equity firm?

Randy Fields

Another interesting question. I think it's fair to say and for reasons we're not sure of, we've had a number of inquiries from interested parties in the last few months. We have an obligation to examine those all seriously. Obviously, if there's ever a need for us to make a regulatory disclosure, because of the status of a possible transaction, we certainly will. We think the stock is attractive. That's why we're expanding our buyback.

It's probably not terribly surprising that others are finding us attractive at the moment. I don't have any news per se. But yes, I think it's fair to say we've attracted a reasonable amount of interest at this stage.

Tom Forte

Great, Randy and John, thanks for the great questions.

Randy Fields

Okay, thank you.

Operator

Thanks, Tom. This concludes our question-and-answer session. I would like to turn the conference back over to Randy Fields for any closing remarks.

Randy Fields

Well, we appreciate everybody taking the time this afternoon. We've worked hard to create a Company that is, I think, easier to understand and certainly easier to forecast. From where we are, things feel very, very good. We like the fact that we've created a structurally profitable business given our relatively small size. We've been very successful with our customer set and feel that the next several years, we're going to grow into the kind of Company from a size perspective that all of us would like to have.

Again, we're ready anytime to answer questions, and we appreciate you taking the time this afternoon. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.